EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No. 1	CUSIP No.: 59018YP62	PRINCIPAL AMOUNT
14,352 Units, $1,000 principal amount per Unit ($14,352,000 aggregate principal amount)

MERRILL LYNCH & CO., INC.

MEDIUM-TERM NOTE, SERIES C

100% Principal Protected Callable Notes Linked to the 10-Year Constant Maturity Treasury Rate

due June 17, 2013

(the “Notes”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the Redemption Amount (as defined below) per Unit on June 17, 2013 (the “Maturity Date”) or the Redemption Price (as defined below) per Unit on the Call Date (as defined below) in accordance with the terms below.

Payment of the Redemption Amount or Redemption Price, as the case may be, and any interest on any overdue amount thereof with respect to this Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Payment on the Maturity Date

Unless the Notes have been subject to automatic redemption, a Holder shall be entitled to receive a cash amount equal to, with respect to each Unit, $1,000 (the “Redemption Amount”).

Automatic Redemption

The Company shall redeem the Notes, in whole but not in part, at the applicable Redemption Price on any Potential Call Date (as defined below), which will then become the Call Date (as defined below), on which the 10-Year Constant Maturity Treasury Rate (as defined below) on the fifth Business Day prior to such Potential Call Date (an “Observation Date”) is less than or equal to the Strike Rate.

The “Strike Rate” is equal to 4.11%.

As used herein, the “Redemption Price” per Unit, if automatically redeemed, shall equal $1,000 per Unit plus the Call Premium (as defined below) per Unit applicable to such Call Date.

The “Call Premium” will be the aggregate of 14.10% of the $1,000 original public offering price times the number of years, or portion thereof broken down into quarters, calculated from the Original Issue Date to the Call Date.

The “Original Issue Date” shall be June 17, 2008.

A “Potential Call Date” will occur on the 17th day of March, June, September and December of each year, from and including December 17, 2008 to and including the Maturity Date. If a Potential Call Date is not a Business Day, payment of the Redemption Price will be made on the immediately succeeding Business Day and no additional interest will accrue as a result of such delayed payment.

If the Notes are automatically redeemed on any Potential Call Date, such date will be the “Call Date” of the Notes.

Upon redemption, the Notes will no longer be outstanding and no additional payments will be made on the Notes on any subsequent Potential Call Date or on the Maturity Date.

As used herein, “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

The Company will give notice of any automatic redemption to the Trustee (as defined below) no later than the Business Day immediately succeeding the applicable Observation Date. The notice to the Trustee will specify the Call Date on which the Notes will be automatically redeemed and the applicable Redemption Price. The Trustee will provide notice of the automatic redemption to the registered Holder of the Notes, specifying the Call Date and the Redemption Price. The depositary, as the registered Holder, will receive the notice of the automatic redemption. So long as the depositary is the registered Holder of the Notes, notice of the automatic redemption shall be deemed duly given upon receipt by the depositary.

“Bloomberg” means Bloomberg data services or any successor service or page displaying such rate.

The “10-Year Constant Maturity Treasury Rate” means:

(a) the rate, expressed as a percentage, which expresses the yield to maturity on U.S. Treasury securities with a constant maturity of 10 years, as quoted on Bloomberg page H15T10Y as of 5:00 P.M., New York City time, on the applicable Observation Date, or

(b) if the rate referred to in clause (a) does not appear on Bloomberg page H15T10Y (or any successor page on such system) on the applicable Observation Date, the 10-Year Constant Maturity Treasury Rate will equal the yield to maturity on U.S. Treasury securities with a constant maturity of 10 years quoted on Reuters page FRBCMT on the applicable Observation Date, or

(c) if the rate referred to in clause (b) does not appear on Reuters, the percentage equal to the yield for United States Treasury securities at “constant maturity” having a 10 year maturity and for the particular Observation Date as published in H.15(519) under the caption “Treasury Constant Maturities”, or

(d) if the rate referred to in clause (c) does not appear in H.15(519), the rate on the particular Observation Date for the period of a 10 year maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

(e) if the rate referred to in clause (d) is not published, the rate on the particular Observation Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Observation Date of three leading primary United States government securities dealers in The City of New York, which may include the agent or its affiliates (each, a “Reference Dealer”), selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to 10 years, a remaining term to maturity no more than 1 year shorter than 10 years and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(f) if fewer than five but more than two of the prices referred to in clause (e) are provided as requested, the rate on the particular Observation Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(g) if fewer than three prices referred to in clause (e) are provided as requested, the rate on the particular Observation Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Observation Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than 10 years, a remaining term to maturity closest to 10 years and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(h) if fewer than three prices referred to in clause (g) are provided, a rate equal to the immediately preceding 10-Year Constant Maturity Treasury Rate.

As used herein, the “Calculation Agent” is Merrill Lynch Capital Services, Inc. All determinations made by the Calculation Agent, absent a determination of manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Note.

Payment of the Redemption Amount or Redemption Price and interest in respect of this Note due on the Maturity Date or Call Date, as the case may be, will be made in immediately available funds upon presentation and surrender of this Note at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York. Payment of a Redemption Price due on any Call Date other than the Maturity Date will be made at the aforementioned office or agency maintained by the Company or, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register maintained by the Trustee on the Record Date.

If the Maturity Date of this Note falls on a day that is not a Business Day, the required payment of the Redemption Amount shall be made on the next succeeding Business Day and no interest shall accrue as a result of such delayed payment with respect to the payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or ..0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Securities (hereinafter called the “Securities”) of the Company designated as its Medium-Term Notes, Series C. The Securities are issued and to be issued under an indenture (the “Indenture”) dated as of April 1, 1983, as amended and restated, between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.) (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default (as defined in the Indenture) has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

This Note is not subject to any sinking fund.

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the amount payable on the Maturity Date per Unit, calculated as though the date of default were the Maturity Date.

In case of default in payment of this Note, whether on the Maturity Date, on a Call Date or upon acceleration, from and after such date this Note shall bear interest, payable upon demand of the Holders thereof, at the then current Federal Funds Rate, reset daily, to the extent that such payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1) the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2) if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 p.m., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3) if the rate referred to in clause (2) is not published by 3:00 p.m., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 a.m., New York City time, on the Business Day following that interest determination date, or

(4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66  2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at any time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount or Redemption Price and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and herein, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company and each Holder or beneficial owner (by acceptance hereof) hereby agree to characterize and treat this Note for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation section 1.1275-4(b) governing contingent payment debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this characterization and tax treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization or tax treatment of the Notes.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated: June 17, 2008

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Facsimile of Seal]

The Bank of New York, as Trustee	By:
John Thurlow
Assistant Treasurer

By:	Attest:
Authorized Officer

By:
Judith A. Witterschein Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.) ___________________________________________________________________________________________

___________________________________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

___________________________________________________________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                           attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date	NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.